FOR IMMEDIATE RELEASE

                       BERKSHIRE BANK NAMES JOHN J. HOWARD
                   EXECUTIVE VICE PRESIDENT OF RETAIL BANKING

PITTSFIELD, MA, October 4, 2006 - Berkshire Hills Bancorp, Inc. (the "Company") (NASDAQ: BHLB), the holding company for Berkshire Bank (the "Bank"), announced that John J. Howard has joined the Company and the Bank as Executive Vice President of Retail Banking.

As new Executive Vice President of Retail Banking with Berkshire Bank, Mr. Howard will be responsible for developing and executing the Bank's retail strategy, including all branch activities, facilities, bank-wide operations, consumer lending, marketing, information technology, product development and sales.

Mr. Howard has 17 years of banking experience, most recently as Senior Vice President and Consumer Market Executive with Bank of America, managing all aspects of consumer business operations in New Hampshire and the Cambridge/West area of Boston. Prior to joining Bank of America, he served as a Vice President and Group Manager with FleetBoston Financial, and before that was employed at KeyCorp for 11 years in various capacities. Mr. Howard received his M.B.A. from Boston University and B.S. in accounting from Siena College.

Commenting on the appointment, Michael P. Daly, President and Chief Executive Officer of the Company and Bank stated, "Our Company has experienced dramatic growth and we know that as we transition to a regional bank, we require a banker with sophisticated banking expertise and proven leadership to head our retail banking operations. John's energy and experience will help to further our retail banking initiatives and we look forward to his association with our Company."

Mr. Howard is active in the community and serves as Vice Chairman of the Board of Directors of Mass Excellence. He was President of the Maine Clearing House Association from 1993-1995 and served on the Board of Directors of Manchester Neighborhood Housing Services and numerous other community and industry organizations. Mr. Howard and his wife, Valerie, have three children.

BACKGROUND

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with branches serving communities throughout Western Massachusetts and Northeastern New York. The Bank is transitioning into a regional bank and is positioning itself as the financial institution of choice in its retail and commercial markets, delivering exceptional customer service and a broad array of competitively priced deposit, loan, insurance, wealth management and trust services, and investment products.

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CONTACT:    Berkshire Hills Bancorp, Inc.
            Michael P. Daly, 413-236-3194
            President and Chief Executive Officer